Exhibit 99.1
CONTACT:
Bell Industries, Inc.
John A. Fellows/Mitchell I. Rosen
310-563-2355
PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980
Bell Industries Sells J. W. Miller Unit to Bourns
In a $8.5 Million Cash Transaction
     El Segundo, California—May 1, 2006—Bell Industries, Inc. (AMEX:BI) today announced the sale of substantially all of the assets, excluding real estate, of its J.W. Miller division to Bourns, Inc. for $8.5 million in cash, subject to post closing adjustments.
     J.W. Miller manufactures and distributes a variety of standard and custom magnetic components used in electronic applications for computer, medical and telecommunications equipment. The unit had sales of approximately $8.4 million in 2005.
     “J.W. Miller is our smallest business unit, and the sale to Bourns is in keeping with our strategy of focusing on core business operations and aligning our resources to become leaders in the key markets we serve,” said John A. Fellows, Bell Industries’ chief executive officer.
     Bourns, a privately owned company based in Riverside, CA, manufactures electronic components for a broad range of markets. J.W. Miller is based in Gardena, CA.
About Bell Industries, Inc.
     Bell’s largest operating unit, Bell Tech.logix, offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Bell’s Recreational Products Group distributes after-market parts and accessories primarily to the recreational vehicle and boating markets.
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